                                                                 Exhibit 10.1(d)



                           GENERAL MOTORS CORPORATION


                                    GM Logo

                               SOFTWARE LICENSING

                               CATEGORY AGREEMENT

                           GENERAL MOTORS CORPORATION

                               SOFTWARE LICENSING

                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
BACKGROUND .....................................................        -1-

THE AGREEMENT ..................................................        -1-

1   SCOPE OF SERVICES ..........................................        -1-
    1.1      Existing Agreements ...............................        -1-
    1.2      Software Available from Supplier ..................        -1-

2.  TERM .......................................................        -1-
    2.1      Initial Term ......................................        -1-
    2.2      Renewal ...........................................        -1-

3.  PAYMENT ....................................................        -2-
    3.1      Payment Terms .....................................        -2-
    3.2      Invoices ..........................................        -2-
    3.3      License Fee .......................................        -2-
    3.4      Maintenance Invoices ..............................        -2-
    3.5      Trade-In Credit ...................................        -2-
    3.6      Conversion ........................................        -3-

4.  LICENSE ....................................................        -3-
    4.1      Grant of License ..................................        -3-
    4.2      License Fee .......................................        -4-
    4.3      Source Code .......................................        -4-
    4.4      Restriction on Use ................................        -4-

5.  AUTHORIZED USERS ...........................................        -4-
    5.1      Authorized Users ..................................        -4-
    5.2      Number of Users ...................................        -4-

6.  PLATFORM SPECIFICATIONS ....................................        -4-
    6.1      Program Sets ......................................        -4-
    6.2      Multiple Platforms ................................        -5-

7.  DELIVERY AND INSTALLATION ..................................        -5-
    7.1      Delivery and Risk of Loss .........................        -5-
    7.2      Shipments .........................................        -5-
    7.3      Installation by Supplier ..........................        -5-
    7.4      Installation by Customer ..........................        -6-

                           GENERAL MOTORS CORPORATION

                               SOFTWARE LICENSING

                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
8.  DIVESTITURE OF A RELATED ENTITY ............................        -6-
    8.1      ...................................................        -6-
    8.2      ...................................................        -6-

9.  ACCEPTANCE TESTING .........................................        -7-
    9.1      Live Environment Testing ..........................        -7-
    9.2      Correction of Specification Non-Conformities ......        -7-
    9.3      Acceptance Testing ................................        -7-
    9.4      Maintenance During Acceptance Testing .............        -9-
    9.5      Failure to Successfully Complete Acceptance Testing        -9-
    9.6      Use Shall Not Constitute Acceptance ..............        -10-

10 DOCUMENTATION AND TRAINING ..................................        -10-
   10.1      Documentation .....................................        -10-
   10.2      User Group, Bulletin Boards and Internet Sites ....        -11-
   10.3      Training ..........................................        -11-

11 MAINTENANCE SERVICES ........................................        -11-
   11.1      Availability of Maintenance .......................        -11-
   11.2      Maintenance Services ..............................        -12-
   11.3      Response Times ....................................        -12-
   11.4      Service Tracking and Reporting ....................        -13-
   11.5      Maintenance Fee (Customer Error) ..................        -13-
   11.6      Maintenance Fees/Cap ..............................        -13-
   11.7      Revision Levels ...................................        -14-
   11.8      Inoperability .....................................        -14-
   11.9      Reinstatement .....................................        -14-

12 SUPPLIER'S WARRANTIES .......................................        -15-
   12.1      Title .............................................        -15-
   12.2      Platform ..........................................        -15-
   12.3      Environmental Specifications ......................        -15-
   12.4      Completeness and Requisite Rights .................        -15-
   12.5      Media Defects .....................................        -15-
   12.6      Function and Features .............................        -16-
   12.7      Performance .......................................        -16-
   12.8      Compatibility .....................................        -16-
   12.9      Ninety-Day Warranty ...............................        -16-
   12.10     Conformance to Specifications .....................        -16-
   12.11     Equipment Configuration ...........................        -17-
   12.12     Pass-Through of Warranties ........................        -17-
   12.13     Free and Clear Title ..............................        -17-
   12.14     Future Support ....................................        -17-
   12.15     Defect-Free .......................................        -17-
   12.16     Illicit Code ......................................        -17-

13 MODIFICATIONS AND PROPRIETARY RIGHTS ........................        -18-
   13.1      Supplier Modifications ............................        -18-
   13.2      Customer Modifications ............................        -18-

14 ASSIGNMENT AND TRANSFER .....................................        -19-
   14.1      Assignment ........................................        -19-
   14.2      Transfer of Software ..............................        -19-
   14.3      Transfer of Maintenance ...........................        -19-

Exhibit 1.1 ....................................................        -22-

                           GENERAL MOTORS CORPORATION

                               SOFTWARE LICENSING
                               CATEGORY AGREEMENT

                  THIS SOFTWARE LICENSING CATEGORY AGREEMENT (Software Licensing Agreement) is made to be effective as of the 8th day of June, 1998 (Effective
Date) by and between General Motors Corporation, with offices at 100 Renaissance Center, Detroit, Michigan, and FreeMarkets OnLine, Inc., Supplier with offices at 130 Seventh Street, Century Building, Suite 500, Pittsburgh, PA 15222.

                  Terms used with initial capital letters in this Software Licensing Agreement are defined in Appendix A or herein or in the other Agreements.

                                   BACKGROUND

                  The Parties have entered into the Framework Agreement governing their overall relationship regarding the provision to Customer and its Related Entities by Supplier of Products and Services. The Parties intend that upon full execution of this Software Licensing Agreement, the terms hereof shall be incorporated into and made a part of the Framework Agreement. The terms of this Software Licensing Agreement are intended to supplement the Framework Agreement by further defining the Parties' rights and obligations with respect to the licensing by Supplier of Software to Customer. The Parties further intend to enter into specific Transaction Agreements further defining their agreement with respect to the licensing of such Software.


                                  THE AGREEMENT

1.       SCOPE OF SERVICE

         1.1 EXISTING AGREEMENTS. If Software is currently being provided by Supplier, the agreement(s) pursuant to which Supplier has licensed such Software to Customer shall remain in effect, except for those agreement(s) set forth in
Exhibit 1.1

         1.2 SOFTWARE AVAILABLE FROM SUPPLIER. Upon request by Customer, through an RFP or otherwise, Supplier may submit to Customer one or more Proposals to furnish Products in a manner that meets Customer's objectives as stated in its RFP and during the Term, Supplier will furnish Products to Customer pursuant to this Equipment Agreement.

2.       TERM

         2.1 INITIAL TERM. The initial term of this Software Licensing Agreement is three (3) years from the Effective Date.

         2.2 RENEWAL. This Software Licensing Agreement may be renewed as set forth in Section 18.2 (B) of the Framework Agreement.

3.       PAYMENT

         3.1 PAYMENT TERMS. The payment terms will be as set forth in Section
9.5 of the Framework Agreement.

         3.2 INVOICES. Supplier shall prepare the invoices as set forth in
Section 9.1 of the Framework Agreement.

         3.3      LICENSE FEE.

                  (A) In consideration of the license granted to Customer under this Software Licensing Agreement upon the execution of an appropriate Transaction Agreement and in consideration of the Services to be performed by Supplier hereunder, and except as otherwise expressly set forth in the applicable Transaction Agreement, Customer shall pay Supplier for each purchase made under this Software Licensing Agreement amounts determined as follows, which amounts shall be paid in accordance with the terms of this Software Licensing Agreement:

            Payment Event             Percentage of Total License Fee Payable
            -------------             ---------------------------------------
            Delivery                                    25.0
            Installation                                25.0
            Preliminary Testing                         25.0
            Acceptance Date                             25.0

                  (B) The license fee for each Product is calculated by multiplying the number of Product(s) licenses purchased by the purchase price for each Product as set forth in the applicable Transaction Agreement. The total license fee for each purchase is calculated by adding the individual Product license fees.

         3.4 MAINTENANCE INVOICES. Invoices for maintenance will be delivered to Customer by Supplier no later than sixty (60) days prior to the expiration of the Warranty Period and each subsequent maintenance period that is offered on an annual basis pursuant to Article 11 of this Software Licensing Agreement. Failure to deliver said invoice at least sixty (60) days prior to the expiration date will have the effect of extending the current warranty or maintenance period to sixty (60) days after receipt of Supplier's invoice by Customer and all notification periods for renewal of maintenance will be extended for thirty
(30) days after receipt of Supplier's invoice.

         3.5 TRADE-IN CREDIT. Except as otherwise expressly set forth in the applicable Transaction Agreement, at any time during the three (3) year period commencing with the Acceptance Date, Customer may elect to return the Licensed Software and any Equipment or other Products to Supplier for a credit that may be applied against future acquisitions of Software or other Products or Services from Supplier. This credit will be calculated by reducing the original license fee by one-thirty-sixth (1/36) for each month or partial month elapsing between the Acceptance Date and Customer's return of the Licensed Software to Supplier.

         3.6 CONVERSION. For the purpose of changing the Licensed Software from one (1) Operating System environment to a different Operating System environment, Supplier will extend the rights of the applicable license to the new Operating System environment, on a month-by-month basis, during the Conversion Period by having Customer pay a per-month fee not to exceed two percent (2%) of the per-annum (or equivalent) license fee for the new Licensed Software. After the Conversion Period, Customer may use the Licensed Software on the new Operating System without further charge, except as otherwise expressly set forth in the applicable Transaction Agreement.

4.       LICENSE

         4.1 GRANT OF LICENSE. Except as otherwise expressly set forth in the applicable Transaction Agreement, and in addition to the grant set forth in
Section 13.2 (C) of the Framework Agreement, Supplier hereby grants to Customer, and Customer hereby accepts from Supplier, a worldwide, nonexclusive, irrevocable, perpetual license to use, copy, execute and display the object code version of the Licensed Software at one or more specified Licensed Sites (a "Site Software License"), on a Designated CPU (a "CPU Software License") or for Customer-wide use ("Corporate Software License") and such other use or license as agreed to by the Parties in the Transaction Agreement and to the extent that the license includes Customer access to the Source Code of the Licensed Software, a license to produce derivative works therefrom, all in accordance with the terms and conditions of this Software Licensing Agreement and any applicable Transaction Agreement. The applicable Transaction Agreement shall designate whether the Licensed Software is to be provided pursuant to a Site Software License, a CPU Software License, or a Corporate Software License, each as defined later in this Section 4.1. If the applicable Transaction Agreement fails to designate the type of software license desired, then such software license shall be deemed to be a Corporate Software License.

                  (A) With respect to each Site Software License, the Licensed Software may be used at the Licensed Sites designated in the applicable Transaction Agreement and Customer may only copy the Licensed Software as necessary for use and dissemination at the Licensed Site and for archival, maintenance or back-up purposes. Notwithstanding the foregoing, the Licensed Software may be used at other than the designated Licensed Site, if: (i) the designated Licensed Site cannot be used; (ii) the designated Licensed Site is replaced or changed by Customer; or (iii) Customer provides Supplier with prior written notice. If Customer desires to run parallel operations in the process of transferring operations from one (1) Licensed Site to another Site, Customer may operate the Licensed Software at two (2) Sites for the period of time reasonably necessary to complete the transfer. The Customer shall notify the Supplier if the Licensed Software is being used at a Site other than the designated Licensed Site.

                  (B) With respect to each CPU Software License, the Licensed Software may be used on any Designated CPU, and Customer may only copy the Licensed Software as necessary for archival, maintenance or back-up purposes. If Customer desires to run parallel operations in the process of transferring operations from one (1) Designated CPU to another Designated CPU, Customer may operate the Licensed Software on two (2) Designated CPU's for the period of time reasonably necessary to complete the transfer. The Customer shall notify the Supplier if the Licensed Software is being transferred from one Designated CPU to another Designated CPU.

                  (C) With respect to each Corporate Software License, the Licensed Software may be used at any Site and on any items of Equipment and Customer may make and use unlimited copies of the Licensed Software.

         4.2 LICENSE FEE. In consideration of the license granted to Customer hereunder, Customer shall agree to pay to Supplier a license fee as provided in the applicable Transaction Agreement.

         4.3 SOURCE CODE. If access (other than pursuant to the escrow in Article 14 of the Framework Agreement) to the Source Code of the Licensed Software is specified in the applicable Transaction Agreement, Customer's rights to utilize the Licensed Software shall include a worldwide, nonexclusive, irrevocable, perpetual license to use, copy, display and produce derivative works of the Source Code of the Licensed Software.

         4.4 RESTRICTION ON USE. Customer is authorized to use the Licensed Software on a Designated CPU, Site or Customer-wide basis as specified in the applicable Transaction Agreement.

5.       AUTHORIZED USERS

         5.1 AUTHORIZED USERS. Except as otherwise expressly set forth in an applicable Transaction Agreement, Customer shall not permit any Licensed Software to be used by any other person, except for it and its Related Entities' employees, agents, consultants, Outsourcing Companies or contractors who need to use the Licensed Software in the performance of their duties on behalf of Customer and who are authorized and enabled by Customer to access and utilize the Licensed Software (Authorized User).

         5.2 NUMBER OF USERS. Except as otherwise expressly set forth in the applicable Transaction Agreement, there shall be no limit on the number of units of Equipment or CPUs, number of users, number of locations, the Platform or size of CPU on which Customer can operate the Licensed Software. As specified in the Transaction Agreement and for the charges set forth therein, Customer shall have the right to receive additional copies of the Licensed Software and Documentation as required by it for use on additional or alternate units of Equipment or CPUs.

6.       PLATFORM SPECIFICATIONS

         6.1      PROGRAM SETS.

                  (A) Supplier shall deliver to Customer copies of the Licensed Software and Documentation for each Platform as set forth in the applicable Transaction Agreement. At the request of Customer, Supplier shall deliver to Customer copies, as set forth in the applicable Transaction Agreements, of the Licensed Software in CD-ROM or other media format as set forth in the Transaction Agreement, from which Customer may make copies for its use consistent with all limitations of this Software Licensing Agreement and the applicable Transaction Agreement.

                  (B) In connection with any Licensed Software provided under this Software Licensing Agreement, Supplier agrees and acknowledges that, by executing the Transaction Agreement, it has been advised of Customer's current Platform.

         6.2 MULTIPLE PLATFORMS. Except as otherwise expressly set forth in the applicable Transaction Agreement, Customer shall have the right pursuant to
Section 4.1 (A) and (B) of this Software Licensing Agreement, with no additional fee payable to Supplier, to operate simultaneously for a reasonable temporary period and to move the Software to other Platforms on which the Licensed Software may operate. Customer shall notify the Supplier of such parallel operations and moves to other platforms.

7.       DELIVERY AND INSTALLATION

         7.1 DELIVERY AND RISK OF LOSS. All deliveries pursuant to this Software Licensing Agreement shall be F.O.B. destination. Risk of loss of all Licensed Software and media on which Licensed Software is delivered shall remain at all times with Supplier until the Acceptance Date.

         7.2 SHIPMENTS. Within twenty (20) days following execution of the applicable Transaction Agreement by Customer, Supplier shall ship the Licensed Software to the designated place of business set forth therein. Customer, in its sole discretion, may delay delivery for up to ninety (90) days after execution of the applicable Transaction Agreement. Shipments shall be prepared and packed at Supplier's expense and shall be delivered via air or other express transportation to minimize delay. Customer shall pay all reasonable shipping charges for shipments requested by Customer.

         7.3 INSTALLATION BY SUPPLIER. If the Transaction Agreement specifies installation by Supplier, then the following terms shall apply.

                  (A) Within thirty (30) days following execution of the applicable Transaction Agreement by Customer, Supplier shall install the Licensed Software on Customer's Platform at the Customer's designated place of business and make it ready for productive use pursuant to the terms set forth in
Section 7.3(C) hereof. If delivery is delayed pursuant to Section 7.2 of this Software Licensing Agreement, installation shall occur not less than ten (10) days after delivery of the Licensed Software to Customer.

                  (B) Customer, in its sole discretion, may delay installation for up to ninety (90) days after delivery of the Licensed Software but shall make reasonable efforts to provide as much notice as possible to Supplier about such delay.

                  (C) Supplier shall conduct its standard diagnostic evaluation at the designated Customer Site to determine that the Licensed Software is properly installed and fully ready for productive use subject to Acceptance Testing as provided in Article 9 of this Software Licensing Agreement, and shall provide Customer with a copy of the results of the diagnostic evaluation promptly after completion thereof.

                  (D) The Licensed Software shall be deemed to be installed upon successful completion of the diagnostic test and Customer's approval of the results thereof. The installation procedures of this Section 7.3 are in addition to all Acceptance Tests required by Article 9 of this Software Licensing Agreement and by any applicable Transaction Agreement.

         7.4 INSTALLATION BY CUSTOMER. If installation is to be performed by Customer, the Licensed Software shall be deemed to be installed when all programs, program libraries (supplied as components of the Licensed Software) and user interfaces are copied to, and initialized on, the appropriate CPU and demonstrated as executable by having Customer invoke the primary functions of each major component on the Platform. The installation procedures of this
Section 7.4 are in addition to all Acceptance Tests required by Article 9 of this Software Licensing Agreement and by any applicable Transaction Agreement.

8.       DIVESTITURE OF A RELATED ENTITY

         8.1 USE OF LICENSED SOFTWARE BY DIVESTED RELATED ENTITY WITHOUT CHARGE. In the event Customer reduces its interest in a Related Entity below the level set forth in the definition thereof, or otherwise loses the ability to control the day-to-day operations of the Related Entity (Divested Related Entity), Customer may, upon prompt notice to Supplier, in Customer's sole discretion, with no additional charge to Customer or Divested Related Entity, allow the Divested Related Entity to temporarily (up to one hundred eighty (180) days) continue to use the Licensed Software on Divested Related Entity's Equipment, or utilize the Licensed Software on Customer's Equipment to provide benefit to the Divested Related Entity for the purpose of facilitating an orderly transition of such Divested Related Entity to either become part of another organization or to achieve an independent status, provided that: (i) such use does not exceed the use allowed under this Software Licensing Agreement and any applicable Transaction Agreement for the Related Entity; and (ii) such Related Entity, in its sole discretion, either executes appropriate Transaction Agreement(s) with Supplier with terms and conditions similar to those contained in the applicable extant Transaction Agreement or agrees in writing to be bound by applicable Transaction Agreement(s) in force at such time.

         8.2 USE OF LICENSED SOFTWARE BY DIVESTED RELATED ENTITY WITH CHARGE. Supplier agrees that the Divested Related Entity may continue to use the Licensed Software on its own Equipment for up to one (1) year following the transition period by paying the then-current standard maintenance fee and such other license fees as otherwise payable by Customer to Supplier for the one (1) year period. After such period, such Divested Related Entity shall either acquire its own license on terms substantially similar to the terms of this Software Licensing Agreement, or discontinue use of the Licensed Software.

9.       ACCEPTANCE TESTING

         9.1 LIVE ENVIRONMENT TESTING. As soon as practicable after installation, Customer may, in its sole discretion, begin utilizing the Licensed Software in a live environment on the Platform. Upon completion of Phase Three below, the Licensed Software shall be deemed finally accepted (Acceptance Date). Nothing contained in this Section 9.1 or any other provision of this Software Licensing Agreement shall be deemed to prevent Customer from using any portion of the Licensed Software in a live environment for productive processing prior to the Acceptance Date of the Licensed Software and any such use shall not alter, amend or modify any of Supplier's obligations pursuant to this Software Licensing Agreement.

         9.2 CORRECTION OF SPECIFICATION NON-CONFORMITIES. Any Specification Non-Conformities revealed during any phase of the Acceptance Testing, as set forth below (or in connection with any preliminary productive use of the Licensed Software by Customer) shall be promptly corrected by Supplier (and appropriate documentation for such correction produced and delivered to Customer within thirty (30) days of such correction).

         9.3 ACCEPTANCE TESTING. Except as otherwise expressly set forth in the Transaction Agreement, upon completion of installation, Supplier and Customer shall perform Acceptance Testing of all Licensed Software in the following three
(3) phases. The Acceptance Testing requirements of this Section 9.3 also apply to substitute, replacement and conversion Products that are acquired by Customer after the Licensed Software has passed earlier Acceptance Testing.

                  (A) Supplier shall initially perform its standard test procedures for Customer's personnel and shall certify to Customer in writing all components and each applicable Module are operating in accordance with the applicable Specifications. In the event the Supplier is unable to, or does not, so certify to Customer within thirty (30) calendar days from the Installation Date, the System and any applicable Module will be deemed not to have successfully completed this phase of the Acceptance Testing.

                  (B) With the advice and assistance of Supplier's representatives, Customer will operate the System for five (5) business days, using all Software furnished by the Supplier necessary for the Licensed Software to function as specified in this Software Licensing Agreement, to perform:

                           (i) the Licensed Software's routine business
transactions in accordance with the Specifications;

                           (ii) transactions performed during pre-acceptance
testing, benchmark or other demonstration included, referenced, or incorporated into the Acceptance Tests;

                           (iii) such other transactions as may be specified in
the Acceptance Tests (this Phase Two will be the Preliminary Acceptance Testing); and

                           (iv) in the event the System fails to perform all
such transactions, or fails to run the Licensed Software, in accordance with applicable Specifications and within two percent (2%) of applicable benchmark or other demonstration results stated in the Acceptance Test, for a period of five
(5) consecutive business days, Customer shall operate the System for additional consecutive business days until the System so performs such transactions and runs the Licensed Software for a period of five (5) consecutive business days. In the event such failure continues in whole or in part for a period of more than thirty (30) calendar days from the Installation Date, the System and any applicable Module will be deemed not to have successfully completed this phase of the Acceptance Testing.

                  (C) With the advice and assistance of Supplier's representatives, Customer will operate the System, using all Licensed Software furnished by Supplier or otherwise specified in this Software Licensing Agreement, to determine whether the System and each Module of the Licensed Software meet the Effectiveness Level.

                  (1) Performance Period.

                           The Performance Period shall begin on the date the
System successfully completes Phase Two of the Acceptance Testing (Preliminary Acceptance) and shall end when the System and each Module have met the standard of performance for a period of sixty (60) consecutive days by operating in conformity with the applicable Specifications, at an Effectiveness Level of ninety-nine percent (99%) or more.

                           In the event the System or any Module thereof fails
to meet an Effectiveness Level of ninety-nine percent (99%) after ninety (90) days from the Installation Date, the System, and any applicable Module, will be deemed not to have successfully completed this phase of the Acceptance Testing.

                  (2) Effectiveness Level.

                           The Effectiveness Level for the System or Component
shall be computed by dividing the Operational Use Time (as defined below) of the System or Module by the sum of that time plus System or Module Failure Downtime.

                           Operational Use Time for Acceptance Testing of the
System or Module is defined as the accumulated time during which the applicable System or Module is in actual operation. During Phase Three of Acceptance Testing, a minimum of one hundred (100) hours of Operational Use Time with productive or simulated work will be required as a basis for computation of the Effectiveness Level. In the event the actual Operational Use Time is less than one hundred (100) hours, the initial thirty (30) consecutive day period will be extended until such minimum period of use is reached. In the event the actual Operational Use Time is in excess of one hundred (100) hours, such actual time will be used for the computation of the Effectiveness Level.

                           System Failure Downtime is defined as the accumulated
time during which the applicable System or Module is inoperable due to Product failure. Downtime for each incident during the Performance Period (as set forth above) shall be measured from the time Supplier is notified of failure until the failure is corrected by Supplier, such correction is verified by Customer, and the System or Module returns to its prior Effectiveness Level, exclusive of actual initial response time required by Supplier's maintenance personnel, not in excess of one (1) hour per day on the day such maintenance service is requested.

                           System Failure Downtime shall not include any down or
inoperable time that Supplier can demonstrate is a result of: (i) Equipment malfunctions; (ii) failure to comply with recommended Equipment Specifications set forth in the applicable Transaction Agreement; and (iii) failure to comply with environmental Specifications.

                           Operational Use Time and System Failure Downtime
shall be measured in hours and whole minutes or the decimal equivalents thereof.

                           Customer shall maintain appropriate daily records to
satisfy the requirements of this Section 9.3 (C), and shall notify Supplier in writing of the date of the first day of a successful Performance Period (as set forth above).

         9.4 MAINTENANCE DURING ACCEPTANCE TESTING. Supplier agrees to provide Services for maintenance of the Licensed Software as set forth in this Software Licensing Agreement during all Acceptance Testing. Such Services shall be provided at no additional charge to Customer.

         9.5 FAILURE TO SUCCESSFULLY COMPLETE ACCEPTANCE TESTING. In the event the System or any Module fails to satisfactorily complete any applicable Acceptance Testing, including any re-instituted Acceptance Testing conducted under Section 9.5 (A)(2) hereof and such failure is the result of Supplier's non-performance under the Transaction Agreement, then Customer, in its reasonable discretion may do the following:

                  (i) Customer may require Supplier:

                           (1) to cure such failure at Supplier's cost and
expense or, at Customer's election, to install, at Supplier's sole cost and expense, within such time period as may be mutually agreed in writing by Customer and Supplier prior to Customer's election hereunder (or, if such mutual agreement cannot be so reached, within thirty (30) days from failure of Acceptance Testing), a direct replacement of the Modules or System (or designated Components thereof) failing to meet the applicable Acceptance Test, in which event Supplier shall use due care in any such removal and replacement, and any such replacements, and any System of which they comprise a part, shall be subjected to any applicable Acceptance Tests; or

                           (2) to re-institute and complete the applicable
Acceptance Tests, in which event: (i) the Acceptance Tests shall be performed again pursuant to the requirements of Section 9.3 of this Software Licensing Agreement; and (ii) if provided for in the applicable Transaction Agreement, Supplier shall pay to Customer as liquidated damages for the delay (and not as a penalty and not as a sole or exclusive remedy for any breach of this Software Licensing Agreement) the amount as specified in the applicable Transaction Agreement for each and every day from the date five (5) days following the date on which Customer delivers written notice of its election hereunder to Supplier to the date on which the re-instituted Acceptance Tests are satisfactorily completed; or

                  (ii) Customer may, if the remedy set forth in Section 9.5(i) hereof fails, or if Customer, in its reasonable discretion determines that the remedies set forth in Section 9.5(i) will fail, in addition to whatever other rights or remedies Customer may have:

                           (1) terminate the applicable Transaction Agreement in
full, in which event Supplier shall, at its expense, promptly remove from the applicable Site all of the Products provided by Supplier to Customer under such Transaction Agreement and promptly refund to Customer any deposit or prepayment paid by Customer thereunder;

                           (2) terminate the applicable Transaction Agreement in
part, with respect to one or more Products provided by Supplier to Customer pursuant to such Transaction Agreement and designated by Customer, without regard to whether such Product(s) failed to complete such Acceptance Testing satisfactorily, in which event the Product(s) so designated by Customer shall be deleted from the applicable Transaction Agreement (and the Total Purchase Price shall be correspondingly reduced and any deposit or prepayment allocable (on a pro rata basis) to such Product(s) shall be promptly refunded to Customer by Supplier) and removed from the applicable Site by Supplier at Supplier's expense, and the applicable Transaction Agreement shall otherwise remain in full force and effect; or

                           (3) terminate this Software Licensing Agreement and
request the removal of the Products and Components failing to meet the applicable phase of Acceptance Testing, and any related Product, in which event Customer may pursue any remedy hereunder or available at law or in equity, or seek to enforce any damages, including any liquidated damages that may be specifically set forth in this Software Licensing Agreement.

         9.6 USE SHALL NOT CONSTITUTE ACCEPTANCE. In no event shall use of any Product by Customer, for business, profit, revenue or any other purpose during any phase of the Acceptance Testing, constitute acceptance of any Product by Customer.

10.      DOCUMENTATION AND TRAINING

         10.1 DOCUMENTATION.

                  (A) Supplier shall provide to Customer Documentation sufficient to allow Customer to utilize fully the Licensed Software in accordance with the Specifications. Such Documentation includes overview descriptions of all major functions and detailed step-by-step operating procedures for each screen and activity. The Documentation to be provided by Supplier is in addition to any on-line help that is part of the Licensed Software user interface.

                  (B) Supplier shall deliver to Customer upon execution of the applicable Transaction Agreement a number of copies of the Documentation as set forth in the applicable Transaction Agreement, as well as a copy of the Documentation in CD-ROM or other media format as requested by Customer. Supplier shall revise such Documentation as necessary to reflect any modifications made by Supplier to the Licensed Software. Customer may copy and incorporate the Documentation in works prepared for Customer's needs in using the Licensed Software so long as Customer includes all copyright, trademark and other notices of Supplier in the same form as they appear on or in the Documentation.

         10.2 USER GROUP, BULLETIN BOARDS AND INTERNET SITES. In addition to any other maintenance obligation or obligation to provide Documentation, Supplier shall notify Customer of any user group, bulletin board or Internet site that Supplier maintains or endorses relating to the Licensed Software or Services provided by Supplier under this Software Licensing Agreement and any applicable Transaction Agreement, and to the extent necessary, provide access thereto.

         10.3 TRAINING.

                  (A) Supplier shall be responsible for providing Authorized Users with such training in the operation and maintenance of the Licensed Software as Customer may reasonably request from time to time prior to execution of this Software Licensing Agreement and for a period of one hundred and eighty
(180) days thereafter. The nature and purpose of the training, number of trainees, frequency of training and location shall be as specified in the Transaction Agreement.

                  (B) Such training shall be provided at Customer's designated place of business or other site selected by Customer, through instructors satisfactory to Customer, in the reasonable exercise of its discretion. Training will be performed, in part, "hands on" using the actual, applicable Software, Equipment and Documentation. The courses will train Customer-designated Authorized Users, who can then train the Licensed Software operators, such that Customer will have an ongoing in-house Licensed Software training capability. Without limitation of the foregoing right, Supplier and Customer shall prepare and agree upon a proposed training schedule for submission to Customer not later than thirty (30) days following the date on which the applicable Transaction Agreement becomes effective.

                  (C) Customer shall be entitled to have any number of Authorized Users attend any training session held pursuant to this Section 10.3.

11.      MAINTENANCE SERVICES

         11.1 AVAILABILITY OF MAINTENANCE.

                  (A) Services for Preventive Maintenance and Remedial Maintenance of the Licensed Software shall never be structured in a way that links usage or license rights to them. Such Preventive Maintenance and Remedial Maintenance Services are an option, to be acquired in the sole discretion of Customer. Cancellation of Services for maintenance of the Licensed Software by Customer or a third party will not in any way affect this Software Licensing Agreement and the grant of license herein. Preventive Maintenance and Remedial Maintenance Services shall commence upon expiration of the Warranty Period under
Article 12 of this Software Licensing Agreement and shall be renewable on an annual basis. Renewal of Preventive Maintenance and Remedial Maintenance Services shall be by invoice and payment as provided under this Software Licensing Agreement and any applicable Transaction Agreement. Furthermore, Supplier acknowledges and agrees that Customer may require that such Preventive Maintenance and Remedial Maintenance Services be provided, on Customer's behalf, to an Outsourcing Company.

                  (B) Supplier agrees that, for a period of at least thirty-six
(36) months or the period of time set forth in the applicable Transaction Agreement, following the Acceptance Date for the Licensed Software, Supplier shall furnish to Customer the Remedial Maintenance and Preventive Maintenance Services specified in the applicable Transaction Agreement. Customer shall have the right to cause the assignment or transfer of such Services pursuant to
Article 14 of this Software Licensing Agreement.

                  (C) Customer shall pay any charges due for any Preventive Maintenance and Remedial Maintenance Services pursuant to the terms and conditions specified in the applicable Transaction Agreement.

         11.2 MAINTENANCE SERVICES.

                  (A) So long as Customer pays the maintenance fees as specified in the applicable Transaction Agreement, Supplier shall provide to Customer all generally publicly available improvements and additions to the functionality, as well as new functions, of the Licensed Software, and shall provide the Services for Preventive Maintenance and Remedial Maintenance of the Licensed Software as specified herein.

                  (B) Supplier shall maintain the Licensed Software so that it operates in conformity with all applicable Specifications, including Specifications for any improved or modified versions of the Licensed Software to which the Customer is granted a license hereunder. Services for Preventive Maintenance and Remedial Maintenance of the Licensed Software shall include, at a minimum, the detection and correction of any Software errors discovered by the Customer or otherwise made known to Supplier, the implementation of all program changes, updates and upgrades, and the installation of any additional programs that are required in accordance with this Software Licensing Agreement and any applicable Transaction Agreements. Supplier agrees to respond promptly to Customer inquiries regarding the use and functionality of the Software as issues are encountered by Authorized Users.

         11.3 RESPONSE TIMES.

                  (A) Except as otherwise expressly set forth in the applicable Transaction Agreement, Supplier agrees to provide twenty-four (24) hours per day, seven (7) days per week, every day in each year, on-call support for the Licensed Software. This will include qualified support personnel with expertise in the Licensed Software. Response to system problems shall be within fifteen
(15) minutes of notification by telephone or other means that shall be mutually agreed.

                  (B) Supplier shall provide Customer with a temporary program-fix or work-around within four (4) hours of notification for all problems designated as a defect or deficiency that Customer designates as having a material impact on Customer's use of the Licensed Software (Critical Program Error). Supplier shall provide a permanent program-fix or work-around for a Critical Program Error within twenty-four (24) hours of the temporary-fix unless a longer time is agreed to in writing by Customer. Supplier will respond within the time as specified herein. Supplier shall provide Customer with a fix for any other problem within five (5) days.

                  (C) Software Preventive Maintenance and Remedial Maintenance services include repair of any defects or deficiencies in coding and implementation of the mutually agreed upon system functionality. Initial response will normally be by telephone modem access to Customer's CPU on which the Licensed Software resides. Supplier will commit the resources necessary to solve the Program Error as specified herein and in the applicable Transaction Agreement. Customer shall furnish reasonable assistance to Supplier in correcting the Critical Program Error. If modem service does not prove effective, Supplier will visit the applicable Site to determine the appropriate actions and resolve the problem. Supplier will pay for travel, hotel and per diem expenses unless other arrangements have been agreed to.

         11.4 SERVICE TRACKING AND REPORTING. Supplier shall maintain records of all service calls made by Customer's personnel, including the identity of the caller, the nature of the reported problem, and Supplier's response time and disposition of the service call. Supplier shall provide reports to Customer on a quarterly basis summarizing the support activity and detailing the responses made to Critical Program Errors. The failure of Supplier to resolve or timely respond to Critical Program Errors as required in Section 11.3 of this Software Licensing Agreement on more than three (3) occasions in a given calendar quarter shall be deemed a material default under the applicable Transaction Agreement and, in Customer's sole discretion, under this Software Licensing Agreement.

         11.5 MAINTENANCE FEE (CUSTOMER ERROR). In the event it is determined by Supplier that the problem was due to Customer error in the use of the Licensed Software, as opposed to an error, defect or nonconformity in the Licensed Software itself, Customer shall pay Supplier, Supplier's standard discounted rates for Customer.

         11.6 MAINTENANCE FEES/CAP.

                  (A) The fee for the initial year of Preventive Maintenance and Remedial Maintenance Services shall be as agreed to by the Parties and set forth in the applicable Transaction Agreement. Subsequent maintenance fees for each of the next three (3) years shall be the lesser of the then-current maintenance fee schedule or seven percent (7%) of the then-current applicable license fee to Customer discounted by the percent discount Customer received at the inception of the Software License.

                  (B) Supplier agrees not to increase the annual maintenance renewal fee for any Licensed Software in any renewal period by more than seven percent (7%) over the immediately preceding year's maintenance renewal fee.

         11.7 REVISION LEVELS.

                  (A) Supplier shall provide Preventive Maintenance and Remedial Maintenance Services with respect to the current release of the Licensed Software and two whole numbered prior releases of the Licensed Software.

                  (B) Customer is not obligated to implement Updates, changes, modifications or enhancements if they interfere with Customer's level of intended usage or operating environment; however, Supplier and Customer shall work together with mutual best efforts in order to implement and install all such updates, changes, modifications or enhancements so that they function properly at the level of the Customer's intended usage and within the Customer's operating environment.

         11.8 INOPERABILITY. In the event that the Licensed Software, or a material function of the Licensed Software, becomes inoperable for a period of five (5) days, the maintenance period may, at Customer's option, be suspended for the period of the inoperability, and the amount of time that such period is suspended shall be added to the end of the then-current maintenance period. Such temporary suspension shall not relieve Supplier of its duties or obligations set forth in this Software Licensing Agreement. In the event inoperability extends for a period of ten (10) days, then in addition to suspension, the condition will be deemed a material default by Supplier of its obligations under any applicable Transaction Agreement and, in Customer's sole discretion, under this Software Licensing Agreement.

         11.9 REINSTATEMENT.

                  (A) If Customer elects to discontinue maintenance at any time during the Term of this Software Licensing Agreement or the applicable Transaction Agreement, and subsequently elects to reinstate maintenance within five (5) years from that time, the maintenance renewal fee shall not exceed ten percent (10%) of the then-current applicable license fee, with no additional fee payable to Supplier, except to reimburse Supplier for its direct distribution costs necessary to provide Customer with one copy of the current version of all Program Sets and Documentation for each licensed Platform, plus any intermediate versions required by virtue of Supplier's maintenance strategy that may be required to migrate Customer's programs and data from the versions under which Customer is running to the then-current versions.

                  (B) Any subsequent maintenance renewal fees occurring within the Term of this Software Licensing Agreement or the applicable Transaction Agreement shall be subject to the original seven percent (7%) annual renewal cap as provided in Section 11.6 of this Software Licensing Agreement.

12.      SUPPLIER'S WARRANTIES

         Supplier represents and warrants as follows.

         12.1 TITLE. With respect to Software and Documentation that are the subject of a Transaction Agreement executed pursuant to this Software Licensing Agreement, Supplier is either the sole owner of all right, title and interest in and to, or is authorized to license to Customer the Licensed Software and that it is authorized to enter into this Software Licensing Agreement and the applicable Transaction Agreements relating to same. Upon request of Customer, Supplier shall demonstrate that all aspects of the Licensed Software are its original work or that Supplier is authorized to sublicense on the terms stated herein or as may be stated in the applicable Transaction Agreement.

         12.2 PLATFORM. By executing the applicable Transaction Agreement in accordance with Section 6.1 of this Software Licensing Agreement, the Licensed Software will operate in accordance with the Specifications for the specified Customer Platform.

         12.3 ENVIRONMENTAL SPECIFICATIONS. The Equipment and Software requirements that are set forth in the applicable Transaction Agreement include all physical and environmental Specifications necessary (including Operating System version and feature requirements and limitations, DASD storage requirements, CPU memory requirements, CPU processor type requirements, CPU feature requirements and limitations, Internet and remote access capabilities, and Equipment configuration and connection) for the Licensed Software to be utilized on the Recommended Equipment Configuration in accordance with the applicable Specifications.

         12.4 COMPLETENESS AND REQUISITE RIGHTS. To the extent that the license granted hereunder includes Customer access to the Source Code of the Licensed Software, the Documentation and all modifications or amendments thereto and any other Documentation that Supplier is required to provide pursuant to this Software Licensing Agreement shall be sufficient in detail and content to allow an appropriately skilled programmer to understand fully, modify, enhance and correct errors in the Licensed Software without reference to any other materials or information. Supplier further hereby represents and warrants that the Documentation and all modifications or amendments thereto and any other documentation that Supplier is required to provide pursuant to this Software Licensing Agreement shall be in accordance with the documentation standards in the present Documentation. If any Documentation or portion thereof is the proprietary material or intellectual property of another party, Supplier represents and warrants that it has such party's permission to convey to Customer the right to make copies and to use the material in connection with Customer's use of the Licensed Software.

         12.5 MEDIA DEFECTS. The media on which the Licensed Software is provided shall be free of defects in material and workmanship.

         12.6 FUNCTION AND FEATURES. The Licensed Software shall possess all material functions and features contemplated by the Specifications.

         12.7 PERFORMANCE. The Licensed Software shall perform in accordance with the applicable Specifications and the Documentation.

         12.8 COMPATIBILITY. The Licensed Software shall be compatible with the Operating System, application program Software, CPUs, and networks contemplated by the Documentation, the Recommended Equipment Configuration and the environmental Specifications.

         12.9 NINETY-DAY WARRANTY. Customer shall have the right for ninety (90) days after the applicable Transaction Agreement becomes effective to return the Licensed Software and to receive a refund of all license and maintenance fees paid to Supplier minus any unusual costs and expenses of Supplier in installing the Licensed Software pursuant to this Software Licensing Agreement in the event the Products do not meet the requirements of Customer, as Customer, in its sole discretion, shall determine.

         12.10 CONFORMANCE TO SPECIFICATIONS.

                  (A) The Licensed Software shall operate without Specification Non-Conformities for a period of six (6) months from the Acceptance Date (the Warranty Period) for each Site that implements the Licensed Software.

                  (B) If, within the Warranty Period, Customer shall give Supplier oral or written notice of a Specification Non-Conformity contained in the Licensed Software, Supplier shall investigate such Specification Non-Conformity as soon as possible but not later than two (2) hours after receipt of such notice and will classify the problem with concurrence by Customer, as either a problem preventing normal operations (Category A), or other problem (Category B). Supplier will provide a temporary-fix or work-around for all Category A problems within four (4) hours of receipt of such notice and provide a permanent-fix or work-around within twenty-four hours unless Customer agrees to a longer time in writing. Category B problems will be corrected within five (5) days.

                  (C) No maintenance charges will be assessed during the Warranty Period. Supplier will provide Customer with twenty-four (24) hours per day, seven (7) days per week, every day in each year, maintenance Services as set forth in Section 11.2 (Maintenance) of this Software Licensing Agreement. In addition, the provisions of Sections 11.3 (Response Times), 11.4 (Service Tracking and Reporting), 11.7 (Revision Levels) and 11.8 (Inoperability) of this Software Licensing Agreement, shall also apply to the warranty Services provided by Supplier during the Warranty Period.

                  (D) At any time during the first one hundred eighty (180) days of the Warranty Period, if Supplier has failed to correct any Specification Non-Conformity within thirty (30) days of notification thereof, Customer may elect to terminate the applicable Transaction Agreement and request a refund of all fees paid to Supplier pursuant to this Software Licensing Agreement provided Customer returns to Supplier all Software licensed hereunder after Customer has had a reasonable time to procure substituted Software from a third party.

         12.11 EQUIPMENT CONFIGURATION. The Recommended Equipment Configuration shall be adequate in all aspects for the Licensed Software to function in accordance with the Specifications and to fulfill the current and reasonably anticipated future information processing needs of Customer with respect to the Licensed Software.

         12.12 PASS-THROUGH OF WARRANTIES. Supplier shall identify in writing all third party warranties that Supplier receives in connection with any Product provided to Customer. Supplier hereby passes through the benefits of all such warranties to the extent they are assignable, provided that nothing in this
Section 12.12 shall reduce or limit Supplier's obligations under this Software Licensing Agreement or under any applicable Transaction Agreement.

         12.13 FREE AND CLEAR TITLE. Supplier has and will continue to have free and clear title (including all intellectual property rights) to any Supplier with Products delivered to Customer or the right to license, transfer or assign any and all Software items that are licensed, transferred or otherwise provided to Customer by Supplier pursuant to this Software Licensing Agreement. Supplier shall not create or permit the creation of any lien, encumbrance or security interest in any Product sold, rented, leased or licensed to Customer.

         12.14 FUTURE SUPPORT. Supplier will support the Software for a period of not less than three (3) years from the date of installation of any Software provided by Supplier.

         12.15 DEFECT-FREE. For ninety (90) days from the date of a Supplier Modification installed during and subsequent to the Warranty Period, the Licensed Software as modified will operate in the manner set forth in the Supplier's Documentation free from defect but if any defects are detected Supplier shall correct them promptly without charge, within the same time periods and under the terms set forth in Article 11 of this Software Licensing Agreement.

         12.16 ILLICIT CODE.

                  (A) Unless authorized in writing by Customer, or necessary to perform valid duties under this Software Licensing Agreement and any applicable Transaction Agreement, any Software developed by Supplier under this Software Licensing Agreement or otherwise provided to Customer by Supplier for use by Supplier or Customer shall contain no Illicit Code.

                  (B) Provided and to the extent any Software has any of the foregoing attributes, and notwithstanding any other provision of this Software Licensing Agreement to the contrary, Supplier shall be in material default of this Software Licensing Agreement and no cure period shall apply. At the request of Customer, Supplier must remove any such Illicit Code from the Licensed Software.

                  (C) In addition to any other remedies available to it under this Software Licensing Agreement or under any applicable Transaction Agreement, Customer reserves the right to pursue any civil or criminal penalties available to it against the Supplier. Supplier agrees, in order to protect Customer from damages that may be intentionally or unintentionally caused by the introduction of Illicit Code to Customer's computer network, no Software will be installed, executed or copied on Customer Equipment without the express approval of the Customer Corporate Contract Manager.

13.      MODIFICATIONS AND PROPRIETARY RIGHTS

         13.1 SUPPLIER MODIFICATIONS.

                  (A) Supplier will correct errors in the Licensed Software pursuant to this Software Licensing Agreement and may modify from time to time the Licensed Software. Such error corrections or modifications may result in the creation of a new version(s) of the Licensed Software, under the same or one or more different names (collectively, the Supplier Modifications). Supplier Modifications shall in all cases be new versions of existing Licensed Software and not new Products. Supplier Modifications shall belong to Supplier and shall be Licensed Software.

                  (B) As long as the Licensed Software is under maintenance provided by Supplier, Supplier shall make available to Customer, at no extra charge, a copy of the modified object code for any Supplier Modification not later than thirty (30) days following general availability of such Supplier Modification. Customer shall not be obligated to use any Supplier Modification.

                  (C) In the event that Customer determines to utilize any Supplier Modification, it shall be deemed part of the Licensed Software for purposes of this Software Licensing Agreement; provided, however, that all warranty provisions herein shall apply to each Supplier Modification from the time such modifications are first delivered to Customer. Further, the Specifications shall be promptly amended by Supplier to reflect the addition of each modification, and Supplier shall promptly deliver to Customer revisions to the Documentation to allow Customer to fully utilize any Supplier Modification in accordance with the Specifications.

                  (D) If any defects are discovered during the Warranty Period, Supplier will correct them promptly without charge within the same time periods and under the terms set forth in Article 11 of this Software Licensing Agreement but not later than five (5) business days from notice from Customer.

         13.2 CUSTOMER MODIFICATIONS. If Customer receives Source Code to the Licensed Software pursuant to Article 15 of this Software Licensing Agreement it shall do so under the following terms.

                  (A) Customer may modify, correct or enhance the Licensed Software in any manner, and subject to terms of Section 13.4 of the Framework Agreement any such modifications, corrections, or enhancements, and any related materials and documentation (and all intellectual property rights therein, including copyrights) shall belong exclusively to Customer (collectively, the Customer Modifications). Supplier agrees that any Customer Modifications to which Supplier gains access in the performance of its obligations hereunder or otherwise shall be deemed Customer Confidential Information under this Software Licensing Agreement.

                  (B) Supplier shall provide assistance to Customer for Customer Modifications on a time and materials basis, except as otherwise expressly set forth in an applicable Transaction Agreement. Supplier assigns all rights to and modifications resulting from such assistance to Customer. Supplier will not bill Customer for work related to Customer Modifications without the express, prior written consent of Customer.

14.      ASSIGNMENT AND TRANSFER

         14.1 ASSIGNMENT. In addition to and without limitation on Customer's rights under this Software Licensing Agreement, the Framework Agreement and any applicable Transaction Agreement to assign some or all of its rights and obligations hereunder, Customer shall also have the right to assign or transfer this Software Licensing Agreement or any of its interests herein (including rights and duties of performance) to any entity that Customer may engage (for example, as an Outsourcing Company) to operate Customer's data processing facilities, Software, its business or any portion thereof. There shall be no charge to Customer or the assignee for any assignment hereunder. Upon such assignment and an assumption of liability hereunder by the assignee, Customer shall not be discharged of any liability pursuant to the Agreements, without Supplier's consent, such consent not to be unreasonably withheld.

         14.2 TRANSFER OF SOFTWARE. In the event Customer proposes to, or does, sell, rent, lease, sublicense or otherwise transfer or assign all or any part of any Product or System, or the right to use or operate all or any part of any such Product or System, to any other person or entity, including any Divested Entity or any Related Entity of Customer, Supplier agrees that it shall, upon written request from Customer, agree to transfer to such other person or entity the Software licensed to Customer for use by Customer on, or in connection with, such Product or System, including any license thereto, any future releases, fixes and enhancements, and any related manuals and Documentation therefor; provided, however, that upon written request the transferee thereof shall enter into an agreement with Supplier providing for the confidential treatment by such transferee of such Software which agreement shall be on terms and conditions comparable to those then binding Customer and Supplier with respect to such matters.

         14.3 TRANSFER OF MAINTENANCE. In the event Customer proposes to, or does, sell, rent, lease, sublicense, or otherwise transfer or assign all or any part of the Licensed Software, or the right to use all or any part of the Licensed Software, to any other person or entity, including without limitation any Divested Entity or any Related Entity of Customer, Supplier agrees that it shall, upon written request from Customer, agree to maintain the Licensed Software, and to assist in its removal and transfer to such other person or entity; provided, however, that:

                  (i) the transfer, movement or use is not prohibited by the terms of this Software Licensing Agreement;

                  (ii) the transferee or other user shall enter into an agreement with Supplier agreeing to be bound by the terms and provisions of, and to make all payments required by, the then-current maintenance agreement between Suppler and Customer covering such Licensed Software; and

                  (iii) notwithstanding any other term of the then-current maintenance agreement, no price or penalty shall be charged or imposed by Supplier for such transfer, or for the privilege of such transfer, and the transferee shall not be required to pay to Supplier for such maintenance any amount greater than the amount that Customer would have paid to Supplier therefor if the Licensed Software had not been transferred.

                  IN WITNESS WHEREOF, each of the Parties, by its duly authorized representative, has executed this Software Licensing Agreement as of the Effective Date.


SUPPLIER                                  CUSTOMER


By: /s/ Glen T. Meakem                    By: /s/ James Scotti
   ----------------------------              --------------------------------

(Print) Glen T. Meakem                    (Print) James Scotti
       ------------------------                  ----------------------------

Title: Chief Executive Officer            Title: Commodity Manager
      -------------------------                 -----------------------------

Date:                                     Date:
     --------------------------                ------------------------------

                                 EXHIBIT 1.11.1

   Existing Agreements superseded by the Software License Category Agreement.